EXHIBIT 99.1

PRESS RELEASE ISSUED NOVEMBER 17, 2005

☐NEWS☐

FOR IMMEDIATE RELEASE: November 17, 2005

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Vice President/GM
Galaxy Energy	Bill Conboy, Vice President
(360) 945-0395	CTA Public Relations, Inc.
(800) 574-4294	(303) 665-4200

Galaxy Energy Corporation Receives Approval for Listing on the American Stock Exchange

Denver, Colo. - Nov. 17, 2005 - Galaxy Energy Corporation (OTC Bulletin Board: GAXI), an oil and gas exploration and production company that is focused on developing its unconventional natural gas prospects in the Powder River Basin in Wyoming and Montana and the Piceance Basin in western Colorado, announced today that the American Stock Exchange (“Amex”) has approved the company’s application for listing its common stock.

The approval is contingent upon the company being in compliance with all applicable listing standards on the date it begins trading on the exchange and may be rescinded if the company is not in compliance with such standards.

“This is a significant development for Galaxy and our shareholders,” said Marc E. Bruner, CEO of Galaxy Energy Corporation. “We look forward to broader visibility for our company with institutional investors, brokerage firms and securities analysts who are not allowed to invest in or issue research reports regarding unlisted companies. We will announce the date that trading of Galaxy’s shares on the Amex is expected to begin and the new Galaxy trading symbol as soon as that information is finalized.”

Galaxy Energy Corporation is an oil and gas exploration and production company focusing on acquiring and developing coalbed methane and other unconventional natural gas properties in Wyoming, Montana, Colorado and other areas that are prospective for natural gas.

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-KSB (annual report), 10-QSB (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com, or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

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